UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2020

MAJESCO

(Exact Name of Registrant as Specified in its Charter)

California	001-37466	77-0309142
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

412 Mount Kemble Ave, Suite 110C, Morristown, NJ 07960

(Address of Principal Executive Offices)

Registrant's telephone number, including area code: (973) 461-5200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.002 par value	MJCO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

On April 1, 2020 (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated as of January 30, 2020 (the “Merger Agreement”), by and among Majesco, a California corporation (the “Company”), Majesco Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and InsPro Technologies Corporation, a Delaware corporation (“InsPro”), Merger Sub merged (the “Merger”) with and into InsPro with InsPro surviving the Merger as a privately-held, wholly-owned subsidiary of the Company.

The Merger Agreement and the transactions contemplated thereby were previously described in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on February 3, 2020.

Capitalized terms used herein but not otherwise defined have the meaning set forth in the Merger Agreement.

On the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, the Company paid approximately $11.4 million (the “Merger Consideration”) as consideration for the Merger. The source of funds was available cash on hand. Specifically, holders of InsPro’s Series C Preferred Stock received $5.00 per share in cash and holders of InsPro’s Series B Preferred Stock received $0.9747 per share in cash. As a result of the Merger Consideration being substantially less than the aggregate liquidation preference of InsPro’s Series C Preferred Stock and Series B Preferred Stock which were entitled to the two most senior liquidation preferences under InsPro’s Certificate of Incorporation, holders of InsPro’s common stock and Series A Preferred Stock did not receive any portion of the Merger Consideration. Additionally, each InsPro option or warrant outstanding immediately prior to the Effective Time, whether or not then vested and exercisable, was cancelled without the receipt of any consideration.

Following the Effective Time, shares of InsPro’s common stock which were quoted on the Pink tier of the OTC Markets under the symbol “ITCC”, prior to the Effective Time, ceased trading and are no longer quoted on the OTC Markets, and the Company intends to terminate the registration of InsPro’s common stock under Section 12 the Securities Exchange Act of 1934, as amended.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 to the Form 8-K filed by the Company with the SEC on February 3, 2020 and is incorporated herein by reference.

Item 8.01	Other Events.

On April 1, 2020, the Company issued a press release announcing the completion of the Merger, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this Report about future events, expectations, plans or prospects for the Company, or about the Company’s future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements within the meaning of Section 21E of the Exchange Act. All statements other than statements of historical fact, including statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions, are forward-looking statements. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to: (1) the effect of the Merger on our business relationships, operating results, and business generally; (2) risks that the Merger disrupts the Company’s current plans and operations; (3) risks related to the failure of the businesses to integrate properly; (4) risks of diverting management’s attention from the Company’s ongoing business operations; (5) the outcome of any legal proceedings that may be instituted against the Company related to the Merger; and (6) other factors discussed from time to time in our documents that we furnish or file with the SEC, including the factors discussed in Item 1A of the Company’s Annual Report on Form 10-K for the year ended March 31, 2019, which was filed with the SEC on May 30, 2019, as amended by the Company’s Quarterly Reports on Form 10-Q and subsequent SEC filings, which are available at www.sec.gov. The Company assumes no obligation to update the information in this Report, except as otherwise required by law. Readers are cautioned not to place undue reliance on forward-looking statements.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Report.

Exhibit No.
2.1*

Agreement and Plan of Merger, dated as of January 30, 2020, by and among Majesco, Majesco Merger Sub, Inc. and InsPro Technologies Corporation (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Majesco filed on February 3, 2020)

99.1	Press release of Majesco dated April 1, 2020

* Schedules and other similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K, which include the Disclosure Schedule. The signatory hereby undertakes to furnish supplemental copies of any of the omitted schedules and attachments upon request by the SEC.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2020	Majesco

	By:	/s/ Wayne Locke
Wayne Locke, Chief Financial Officer

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